PROSPECTUS SUPPLEMENT
(To prospectus dated January 3, 2006)

$5,000,000,000

KfW, Frankfurt/Main, Federal Republic of Germany

Medium-Term Notes
Due Nine Months or More From Date of Issue
KfW, also known as Kreditanstalt für Wiederaufbau, may from time to time offer Medium-Term Notes (the “notes”).
Pursuant to the Law Concerning the Kreditanstalt für Wiederaufbau, the notes will benefit from a statutory guarantee of the Federal Republic of Germany. See “Responsibility of the Federal Republic for KfW — Guarantee of the Federal Republic” in the accompanying prospectus for more information about this guarantee.
We plan to offer and sell notes with various terms, including the following:
•   Stated maturities of 9 months or more from date of issue
•   Redemption and/or repayment provisions, if applicable, whether mandatory or at the option of KfW or the holders of the notes
•   Payments in U.S. dollars or one or more non- U.S. currencies
•   Minimum denominations of $1,000 or integral multiples thereof, or other specified denominations for non-U.S. currencies
•   Book-entry form (through The Depository Trust Company)
•   Interest at fixed or floating rates, or no interest at all
•   Indexed notes
•   Amortizing notes

•   The floating interest rate may, without limitation, be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier, if any:
   ° CD rate
   ° CMT rate
   ° Commercial paper rate
   ° Eleventh District Cost of Funds rate
   ° Federal funds rate
   ° LIBOR
   ° Prime rate
   ° Treasury rate
•   Interest payments on fixed or floating rate notes on a monthly, quarterly, semi-annual or annual basis

         KfW will make payments with respect to the notes without deduction of withholding taxes, unless otherwise required by law. There will be no “gross-up” provision requiring additional payments to be made in respect of the notes in the event of the imposition of a tax deduction or withholding.

         The notes will be governed by the laws of the Federal Republic of Germany. Any action or other legal proceedings arising out of or in connection with the notes may exclusively be brought in the District Court (Landgericht) in Frankfurt am Main.

         We do not plan to list the notes for trading on a securities exchange. We will specify the final terms for each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement. For more details, see “Description of the Notes.”

         We may sell notes to the dealers referred to below as principal for resale at varying or fixed offering prices. We may also sell notes to other dealers or to investors or other purchasers without the assistance of any dealer.

         If we sell other securities referred to in the accompanying prospectus, we may be limited in offering and selling the entire amount of notes referred to in this prospectus supplement.

Investing in the notes involves certain risks. See “Risk Factors” on page S-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

Goldman, Sachs & Co.

Lehman Brothers

The date of this prospectus supplement is January 5, 2006.

      This prospectus supplement should be read together with the accompanying prospectus dated January 3, 2006, the relevant pricing supplement and the documents incorporated by reference that contain information regarding KfW, the Federal Republic of Germany, the Federal Republic’s guarantee and other matters including a description of certain terms of the notes. Further information concerning KfW and the notes offered hereby may be found in the registration statement (Registration Statement Nos. 333-121363/121363-01) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). See “Where You Can Find More Information” in the accompanying prospectus.

      If the information in this prospectus supplement differs from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information in this prospectus supplement differs from the information in the relevant pricing supplement, you should rely on the pricing supplement for the final description of a particular issue of notes. The section “Description of the Notes” will apply to a particular issue of notes unless we specify otherwise in the applicable pricing supplement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any dealer is making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of its date, or with respect to any information incorporated by reference, as of the date of such information.

      References in this prospectus supplement to “we” or “us” are to KfW. References to “euro” or “€” are to the single European currency adopted by certain participating member countries of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to “U.S. dollars” or “$” are to United States dollars.

RISK FACTORS

      Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following risks before deciding whether an investment in the notes is suitable for you. Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components.

Notes Indexed to Interest Rate, Currency or Other Indices or Formulas May Have Risks Not Associated With a Conventional Debt Security

      If you invest in notes indexed to one or more interest rate, currency or other indices or formulas using one or more of such indices, you will be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive a lower, or no, payment of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future. The applicable pricing supplement will contain more information on the index associated with a particular note.

Redemption May Adversely Affect Your Return on the Notes

      If your notes are redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. In addition, if your notes are subject to mandatory redemption, we may be required to redeem your notes also at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate of your notes being redeemed.

No Trading Market May Develop for Your Notes, and Many Factors May Affect the Trading and Market Value of Your Notes

      Upon issuance, your notes will not have an established trading market. We cannot assure you that a trading market for your notes will ever develop or be maintained if developed. In addition to our creditworthiness and the creditworthiness of our guarantor, many factors affect the trading market for, and trading value of, your notes. These factors include:

•	the method of calculating the principal, premium and interest in respect of payments on your notes;

•	the complexity and volatility of the index or rates in formulas applicable to your notes;

•	the time remaining to the maturity of your notes;

•	the outstanding aggregate principal amount of notes related to your notes;

•	any redemption features of your notes;

•	the amount of other debt securities linked to the index or formula applicable to your notes; and

•	the level, direction and volatility of market interest rates generally.

      There may be few or no buyers when you decide to sell your notes, which may affect the price you receive for your notes or your ability to sell your notes at all. In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase notes unless you understand and know you can bear all of the investment risks involving your notes.

Non-U.S. Currency Notes May be Subject to Exchange Rate and Exchange Control Risks

      If you invest in notes that are denominated and/or payable in a currency other than U.S. dollars (“non-U.S. currency notes”), you will be subject to significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars, including the possibility of material changes in the exchange rate between U.S. dollars and the applicable non-U.S. currency and the imposition or modification of exchange controls by the applicable governments. We have no control over the factors that generally affect these risks, including economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on your non-U.S. currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, exchange rates between certain currencies have been highly volatile and volatility between these currencies or with other currencies may be expected in the future. Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your non-U.S. currency notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or any earlier redemption or repayment of your non-U.S. currency notes and, generally, in the U.S. dollar equivalent market value of your non-U.S. currency notes.

      Governmental exchange controls could affect exchange rates and the availability of the payment currency for your non-U.S. currency notes on a required payment date. Even if there are no exchange controls, it is possible that even if you elect payment in a non-U.S. currency, your payment currency will not be available on a required payment date for circumstances beyond our control. In these cases, we will be allowed to satisfy our obligations in respect of your non-U.S. currency notes in U.S. dollars.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

      The credit ratings for our notes or the credit ratings for securities of the Federal Republic of Germany, our guarantor, may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings or the credit ratings of our guarantor will generally affect any trading market for, or trading value of, your notes.

DESCRIPTION OF THE NOTES

      The following description is a summary of certain provisions of the notes and the fiscal agency agreement referred to below. This description does not purport to be complete and is qualified in its entirety by reference to the actual terms and conditions of the notes and the fiscal agency agreement. Copies of these documents will be filed with the SEC and are also available at the offices of the fiscal agent. Capitalized terms used but not defined in this prospectus supplement have the meanings given to them in the accompanying prospectus, the terms and conditions of the notes, or the fiscal agency agreement, as the case may be. The following description of notes will apply to each note offered hereby unless otherwise specified in the applicable pricing supplement.

General

      The notes will be unsecured and unsubordinated obligations of KfW. The notes will benefit from a statutory guarantee of the Federal Republic of Germany. For more information on the guarantee, see “Responsibility of the Federal Republic for KfW — Guarantee of the Federal Republic” in the accompanying prospectus.

      Deutsche Bank Trust Company Americas will act as our fiscal agent in connection with the notes in accordance with the terms of a fiscal agency agreement dated as of January 4, 2006. Deutsche Bank Aktiengesellschaft will act as our exchange rate agent and calculation agent unless otherwise specified in the applicable pricing supplement.

      We intend to offer the notes on a continuous basis. The notes will mature on any day at least nine months from the date of issue, as we may agree with the dealers, and the notes may be subject to redemption or repayment prior to their stated maturity date as described under “— Redemption and Repurchase” and “— Repayment” below.

      The fiscal agency agreement does not limit the aggregate amount of notes that we may issue thereunder. We have currently authorized the issuance of up to $5,000,000,000 (or its equivalent in non-U.S. dollar currencies) aggregate initial offering price of notes. We may from time to time update or increase such amount to permit the issuance of further notes. We may from time to time, without your consent, issue further notes having the same terms and conditions as your notes in all respects (or in all respects except for the issue date, interest commencement date and/or issue price) so as to form a single issuance with the previously issued notes.

      We may at any time purchase notes in the open market or otherwise at any price. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the fiscal agent for cancellation.

      We will make all payments in respect of the notes without deduction or withholding of taxes or other duties, unless such deduction or withholding is required by law. In the event of such deduction or withholding, we are not required to pay any additional amounts in respect of the notes.

      The notes may be denominated in U.S. dollars or one or more non-U.S. currencies, as we may specify in the applicable pricing supplement. The currency in which a note is denominated is referred to as the “specified currency” with respect to the particular note. See “Special Notice Relating to Non-U.S. Currency Notes” for more information on non-U.S. currency notes. The minimum denominations of U.S. dollar notes will be $1,000 and integral multiples of $1,000, while the minimum denominations of notes in non-U.S. currencies will be specified in the applicable pricing supplement.

      Interest rates that we offer on the notes may differ depending upon, among other factors, the aggregate principal amount of notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates or formulas and other terms of notes from time to time, but no change of terms will affect any note we have previously issued or as to which we have accepted an offer to purchase.

      We will issue each note as a book-entry note represented by one or more fully-registered global certificates. The global certificates are registered in the name of Cede & Co., as nominee of The Depositary Trust Company (“DTC”). For more information on the book-entry system, see “Book-Entry Notes.” Global certificates may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary. Any transfer will be effective only if registered upon the books maintained for that purpose by the registrar. Global certificates will not be exchangeable for definitive certificates representing individual notes unless DTC is unable or unwilling to continue providing its services and a successor securities depositary is not obtained.

      The notes will be governed by, and construed in accordance with, the laws of the Federal Republic of Germany without regard to conflicts of law principles. Any disposition of the notes, including transfers and pledges of notes executed between DTC participants and between DTC and DTC participants, will be governed by the laws of the State of New York.

Types of Notes

      We may issue the following types of notes:

Fixed Rate Notes

      A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes zero coupon notes, which bear no interest but are instead repaid at a price increased by an amortizing yield.

Floating Rate Notes

      A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and those other features are described below in “Interest Rates — Floating Rate Notes.” If your note is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in the applicable pricing supplement.

Indexed Notes

      “Indexed notes” are notes with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies relative to an indexed currency or to other items, in each case as specified in the applicable pricing supplement. In certain cases, holders of indexed notes may receive a principal payment on the maturity date that is greater or less than the initial principal amount of such indexed notes depending upon the relative value on the maturity date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of indexed notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in indexed notes will be specified in the applicable pricing supplement. See also “Risk Factors — Notes Indexed to Interest Rate, Currency or Other Indices or Formulas May Have Risks Not Associated With a Conventional Debt Security.”

Amortizing Notes

      “Amortizing notes” are notes with the amount of principal thereof and interest thereon payable in installments over their terms. Unless otherwise specified in the applicable pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to amortizing notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of amortizing notes will be specified in the applicable pricing supplement, including a table setting forth repayment information for such amortizing notes.

Business Day

      Unless otherwise determined in the applicable pricing supplement, a “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York (also referred to as a “New York business day”); provided, however, that:

(i)	with respect to notes with a specified currency that is euros, the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (“TARGET”) System is open;

(ii)	with respect to notes with a specified currency other than U.S. dollars or euros, the day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the principal financial center (as defined below) of the country issuing the specified currency;

(iii)	with respect to notes as to which LIBOR is an applicable interest rate basis, the day must also be a London banking day (as defined below).

      For purposes of the foregoing:

“London banking day” means a day on which commercial banks are open for business (including dealings in the LIBOR currency (as defined in “— Interest — Floating Rate Notes — Interest Calculation — Determination of Rates — LIBOR”) below) in London; and

“Principal financial center” means, as applicable: the capital city of the country issuing the specified currency; or the capital city of the country to which the LIBOR currency relates; provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, euros, South African rand and Swiss francs, the “principal financial center” shall be The City of New York, Sydney, Toronto, London (solely in the case of the LIBOR currency), Johannesburg and Zurich, respectively.

      A “Frankfurt business day” is any day other than a Saturday, Sunday, legal holiday in Frankfurt am Main, or a day on which commercial banks are authorized or required by law, regulation, or executive order to close in Frankfurt am Main.

Interest

      This subsection describes the different kinds of interest rates that may apply to your note, if it bears interest.

Fixed Rate Notes

      Each note bears interest from the interest commencement date specified in the applicable pricing supplement at the interest rate per annum specified in the applicable pricing supplement until the principal thereof is paid.

      Interest will accrue from and including the interest commencement date specified in the applicable pricing supplement, or if interest has already been paid on the note, from the last interest payment date. Interest will accrue until but excluding the applicable interest payment date, the maturity date specified in the applicable pricing supplement, or any other day on which the notes become due for redemption or repayment. If it is necessary to compute interest for a period other than a full calendar year, interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      We will make the first interest payment on the first interest payment date specified in the applicable pricing supplement.

      We will pay interest in arrears on each interest payment date and on the maturity date or on any other day on which the notes become due for redemption or repayment. If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

      If we fail to redeem any note on its due date, interest on the note will continue to accrue beyond the due date until actual redemption of the note at the default rate of interest established by law. Under German law, the default rate is five percentage points above the base rate of interest announced by the German Federal Bank immediately after January 1 and July 1 in each year. For example, in January 2006, the German Federal Bank announced a base rate of 1.37% per annum, making the default rate at that time 6.37%. However, no additional interest will accrue if later payment is made in accordance with the above provisions regarding payments due on a day other than a business day.

Floating Rate Notes

      Each floating rate note will bear interest from the interest commencement date and according to the interest rate formula specified in the applicable pricing supplement until the principal thereof is paid. The interest on floating rate notes will never be less than zero. The initial interest rate will be the interest rate for the period from the interest commencement date to the first interest reset date designated in the applicable pricing supplement. Commencing on the first interest reset date, the interest rate will be reset as of each interest reset date.

      All notes are regular floating rate notes unless they are designated as floating rate/fixed rate notes, fixed rate/floating rate notes, as inverse floating rate notes or otherwise designated in the applicable pricing supplement. If a note is a regular floating rate note, the interest rate is any applicable interest rate basis plus or minus any applicable spread and/or multiplied by any applicable spread multiplier. If a note is a floating rate/fixed rate note, the interest rate is the applicable interest rate basis plus or minus any applicable spread and/or multiplied by any applicable spread multiplier; provided, however, that the interest rate commencing on the fixed rate commencement date will be the fixed interest rate designated in the applicable pricing supplement (or, if not so specified, the interest rate in effect on the day immediately preceding the fixed rate commencement date). If the note is a fixed rate/floating rate note, the interest rate is the fixed interest rate designated in the applicable pricing supplement; provided, however, that the interest rate commencing on the floating rate commencement date will be the interest rate basis plus or minus any applicable spread and/or multiplied by any applicable spread multiplier designated in the applicable pricing supplement. If a note is an inverse floating rate note, the interest rate is the fixed interest rate minus the interest rate basis plus or minus any applicable spread and/or multiplied by any applicable spread multiplier.

      Interest will accrue from and including the interest commencement date, if no interest has yet been paid, or the immediately preceding interest payment date on which interest was paid. Interest will accrue until but excluding the applicable interest payment date or the maturity date (or any other day on which the notes become due for redemption or repayment).

      We will pay interest in arrears on each interest payment date and on the maturity date or on any other day on which the notes become due for redemption or repayment. We will make the first interest payment on the first interest payment date specified in the applicable pricing supplement.

      If we fail to redeem any note on its due date, interest on the note will continue to accrue beyond the due date until actual redemption of the note at the default rate of interest established by law as described above (see “— Interest — Fixed Rate Notes”). However, no additional interest will accrue if later payment is made in accordance with the provisions regarding payments due on a day other than a business day (see “— Interest Payment Dates” below).

Interest Reset Dates

      The interest rate on the floating rate notes will be reset on the dates provided in the applicable pricing supplement (the “interest reset dates”), and the period from and including the most recent interest reset date, to but excluding the next subsequent interest reset date, will be the “interest reset period.” Unless otherwise designated in the applicable pricing supplement, the interest reset dates will be in the case of notes that reset:

•	daily — each business day;

•	weekly — the Wednesday of each week; provided, however, that the applicable interest rate basis is the Treasury rate (except as otherwise provided with regard to the Treasury rate in “Treasury rate” below) the Tuesday of each week;

•	monthly — the third Wednesday of each month; provided, however, that the interest rate basis is the Eleventh District Cost of Funds rate, the first calendar day of each month;

•	quarterly — the third Wednesday of each March, June, September and December;

•	semi-annually — the third Wednesday of each of the two months in each year specified in the applicable pricing supplement; and

•	annually — the third Wednesday of the month in each year specified in the applicable pricing supplement;

provided, however, that for floating rate/fixed rate notes, the interest rate will not reset after the designated fixed rate commencement date.

      If any interest reset date would otherwise be a day that is not a business day, the particular interest reset date will be postponed to the next succeeding day that is a business day (and the interest rate in effect immediately prior to the postponed interest reset date will remain in effect to but excluding such business day). However, if LIBOR is an applicable interest rate basis and the next succeeding business day falls in the next succeeding calendar month, that particular interest reset date will be the immediately preceding business day.

Interest Determination Dates

      The interest rate for an interest reset period will be determined as of the particular “interest determination date,” which will be:

•	for the commercial paper rate, the Federal funds rate and the Prime rate, the business day immediately preceding the related interest reset date;

•	for the CD rate and the CMT rate, the second business day preceding the related interest reset date;

•	for the Eleventh District Cost of Funds rate, the last working day of the month immediately preceding the related interest reset date on which the Federal Home Loan Bank of San Francisco publishes the index (as defined in “Eleventh District Cost of Funds Rate” below);

•	for LIBOR, the second London banking day (as defined in “Business Day” above) preceding the related interest reset date; and

•	for the Treasury rate, the day in the week in which the related interest reset date falls on which day Treasury bills (as defined in “Treasury Rate” below) are normally auctioned (i.e., Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the related interest reset date, the interest determination date will be the preceding Friday.

      If the interest rate of a note is determined with reference to two or more interest rate bases, the interest determination date pertaining to such note will be the latest business day on which each interest rate basis is determinable that is at least two business days before the related interest reset date for the applicable note.

Maximum and Minimum Interest Rates

      A floating rate note may also be subject to a “maximum interest rate” (a specified upper limit that the actual interest rate in effect at any time may not exceed) and/or a “minimum interest rate” (a specified lower limit that the actual interest rate in effect at any time may not fall below). Any such maximum or minimum rates will be specified in the applicable pricing supplement.

Interest Payment Dates

      “Interest payment dates” are the dates upon which interest on the floating rate notes is payable, and the maturity date (or any other day on which the notes become due for redemption or repayment). Unless otherwise designated in the applicable pricing supplement, the interest payment dates will be, in the case of floating rate notes that reset:

•	daily, weekly or monthly — the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as designated in the applicable pricing supplement;

•	quarterly — the third Wednesday of March, June, September and December of each year;

•	semi-annually — the third Wednesday of the two months of each year designated in the applicable pricing supplement; and

•	annually — the third Wednesday of the month of each year specified in the applicable pricing supplement.

      If any interest payment date other than the maturity date for any floating rate note would otherwise be a day that is not a business day, that interest payment date will be postponed to the next succeeding business day (and interest will accrue at the rate in effect immediately prior to the postponed interest payment date to but excluding the postponed interest payment date), except that, in the case of a floating rate note as to which LIBOR is an applicable interest rate basis and that business day falls in the next succeeding calendar month, the particular interest payment date will be the immediately preceding business day (and interest will accrue at the interest rate then in effect only to but excluding such preceding business day).

      If the maturity date (or any other day on which the notes become due for redemption or repayment) of a floating rate note falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Interest Calculation

      The calculation agent will determine the interest rate applicable to each interest reset period on or prior to the interest calculation date (as defined below), except with respect to LIBOR and the Eleventh District Cost of Funds rate, which will be determined on the particular interest determination date. Upon request of a holder, the calculation agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective with respect to the particular note for the next interest reset period.

      The “interest calculation date” if applicable, pertaining to any interest reset period will be the earlier of (i) the tenth calendar day after the particular interest determination date for the particular interest reset period or, if such day is not a business day, the next succeeding business day; and (ii) the third Frankfurt business day immediately preceding the applicable interest payment date or the maturity date, as the case may be.

      With respect to each note, accrued interest is calculated by multiplying the principal amount of the note by an accrued interest factor. Unless specified otherwise, the accrued interest factor is computed by adding the interest factors calculated for each day in the particular interest period for which accrued interest is being calculated. The interest factor for each day will be computed by dividing the interest rate applicable to such day:

•	by 360, in the case of notes as to which the CD rate, the commercial paper rate, the Eleventh District Cost of Funds rate, the Federal funds rate, LIBOR, or the Prime rate is an applicable interest rate basis; or

•	by the actual number of days in the year, in the case of notes as to which the CMT rate or the Treasury rate is an applicable interest rate basis.

      The interest factor for notes as to which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only the applicable interest rate basis designated in the applicable pricing supplement applied.

      All percentages resulting from any calculation on notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths (0.000005) of a percentage point rounded upwards. For example, 4.876545% (or ..04876545) would be rounded to 4.87655% (or .0487655). All amounts used in or resulting from any calculation of interest payable on the notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a non-U.S. currency, to the nearest unit (with one-half cent or unit being rounded upwards).

      Determination of Rates. The calculation agent will determine the rate derived from each interest rate basis in accordance with the following provisions.

      CD Rate. The “CD rate” means:

(1)	the rate on the particular interest determination date for negotiable U.S. dollar certificates of deposit having the index maturity designated in the applicable pricing supplement as published in H.15(519) (as defined below) under the caption “CDs (secondary market)”; or

(2)	if the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date for negotiable U.S. dollar certificates of deposit of the particular index maturity as published in H.15 Daily Update (as defined below), or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “CDs (secondary market)”; or

(3)	if the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on that interest determination date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include the fiscal, exchange rate or calculation agents or their affiliates) selected by the calculation agent for negotiable U.S. dollar certificates of deposit of major U.S. money market banks for negotiable U.S. certificates of deposit with a remaining maturity closest to the particular index maturity in an amount that is, in the judgment of the calculation agent, representative for a single transaction in that market at that time; or

(4)	if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3) above, the CD rate in effect on the particular interest determination date.

      “H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

      “H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/H15/update, or any successor site or publication.

      CMT Rate. The “CMT rate” means:

(1)	if CMT Moneyline Telerate Page 7051 is designated in the applicable pricing supplement:

(a)	the percentage equal to the yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as published in H.15 (519) under the caption “Treasury Constant Maturities,” as the yield is displayed on Moneyline Telerate (or any successor service) on page 7051 (or any other page as may replace the specified page on that service) (“Moneyline Telerate Page 7051”), for the particular interest determination date; or

(b)	if the rate referred to in clause (1)(a) above does not so appear on Moneyline Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the particular index maturity and for the particular interest determination date as published in H.15(519) under the caption “Treasury Constant Maturities”; or

(c)	if the rate referred to in clause (1)(b) above does not so appear in H.15(519), the rate on the particular interest determination date for the period of the particular index maturity as may then be published by either the Federal Reserve System Board of Governors or the United States

Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519); or

(d)	if the rates referred to in clauses (1)(a) through(1)(c) above do not so appear, the rate as described in clause (3) below.

(2)	if CMT Moneyline Telerate Page 7052 is designated in the applicable pricing supplement:

(a)	the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the index maturity specified in the applicable pricing supplement as published in H.15(519) opposite the caption “Treasury Constant Maturities,” as the yield is displayed on Moneyline Telerate (or any successor service) on page 7052 (or any other page as may replace the specified page on that service) (“Moneyline Telerate Page 7052”), for the week or month, as applicable, ending immediately preceding the week or month, as applicable, in which the particular interest determination date falls; or

(b)	if the rate referred to in clause (2)(a) above does not so appear on Moneyline Telerate Page 7052, the percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular index maturity and for the week or month, as applicable, preceding the particular interest determination date as published in H.15(519) opposite the caption “Treasury Constant Maturities”; or

(c)	if the rate referred to in clause (2)(b) above does not so appear in H.15(519), the one-week or one-month, as specified in the applicable pricing supplement, average yield for United States Treasury securities at “constant maturity” having the particular index maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ending immediately preceding the week or month, as applicable, in which the particular interest determination date falls; or

(d)	if the rate referred to in clauses (2)(a) through (2)(c) above does not so appear, the rate as described in clause (3) below.

(3)	if either the Moneyline Telerate Page 7051 or the Moneyline Telerate Page 7052 is designated in the applicable pricing supplement and

(a)	if the rates referred to in clause (1)(c) or (2)(c) above (as appropriate) are not so published, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on that interest determination date of three leading primary United States government securities dealers in The City of New York (which may include the fiscal, exchange rate or calculation agents or their affiliates) (each, a “reference dealer”), selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the particular index maturity, a remaining term to maturity no more than one year shorter than that index maturity and in a principal amount that is, in the judgment of the calculation agent, representative for a single transaction in the securities in that market at that time; or

(b)	if fewer than five but more than two of secondary market bid prices referred to in clause (3)(a) above are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the secondary market bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated; or

(c)	if fewer than three secondary market bid prices referred to in clause (3)(a) above are provided as requested, the rate on the particular interest determination date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on that interest determination date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the particular index maturity, a remaining term to maturity closest to that index maturity and in a principal amount that is, in the judgment of the calculation agent, representative for a single transaction in the securities in that market at that time; or

(d)	if fewer than five but more than two secondary market bid prices referred to in clause (3)(c) above are provided as requested, the rate on the particular interest determination date calculated by the calculation agent based on the arithmetic mean of the secondary market bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated; or

(e)	if fewer than three secondary market bid prices referred to in clause (3)(d) are provided as requested, the CMT rate in effect on the particular interest determination date.

      If two United States Treasury securities with an original maturity greater than the index maturity specified in the applicable pricing supplement have remaining terms to maturity equally close to the particular index maturity, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

      Commercial Paper Rate. “Commercial paper rate” means:

(1)	the money market yield (as defined below) on the particular interest determination date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Commercial Paper-Nonfinancial”; or

(2)	if the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the money market yield of the rate on the particular interest determination date for commercial paper having the particular index maturity as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper-Nonfinancial”; or

(3)	if the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date calculated by the calculation agent as the money market yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on that interest determination date of three leading dealers of U.S. dollar commercial paper in The City of New York (which may include the fiscal, exchange rate or calculation agents or their affiliates) selected by the calculation agent for commercial paper having the particular index maturity placed for industrial issuers whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating organization; or

(4)	if the dealers so selected by the calculation agent are not quoting as mentioned in clause (3) above, the commercial paper rate in effect on the particular interest determination date.

      “Money market yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

money market yield	=	D × 360 360 - (D × M)	×	100

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the applicable interest reset period.

      Eleventh District Cost of Funds Rate. “Eleventh District Cost of Funds rate” means:

(1)	the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the particular interest determination date falls as set forth under the caption “11th District” on the display on Moneyline Telerate (or any successor service) on page 7058 (or any other page as may replace the specified page on that service) (“Moneyline Telerate Page 7058”) as of 11:00 A.M., San Francisco time, on that interest determination date; or

(2)	if the rate referred to in clause (1) above does not so appear on Moneyline Telerate Page 7058, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the “index”) by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding that interest determination date; or

(3)	if the Federal Home Loan Bank of San Francisco fails to announce the index on or prior to the particular interest determination date for the calendar month immediately preceding that interest determination date, the Eleventh District Cost of Funds rate in effect on the particular interest determination date.

      Federal Funds Rate. “Federal funds rate” means:

(1)	the rate with respect to the particular interest determination date for U.S. dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Moneyline Telerate (or any successor service) on page 120 (or any other page as may replace the specified page on that service) (“Moneyline Telerate Page 120”); or

(2)	if the rate referred to in clause (1) above does not so appear on Moneyline Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate with respect to the particular interest determination date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”; or

(3)	if the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate with respect to the particular interest determination date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York (which may include the fiscal, exchange rate or calculation agents or their affiliates), selected by the calculation agent prior to 9:00 A.M., New York City time, on the business day following that interest determination date; or

(4)	if the brokers so selected by the calculation agent are not quoting as mentioned in clause (3) above, the Federal funds rate in effect on the particular interest determination date.

      LIBOR. “LIBOR” means:

(1)	if “LIBOR Moneyline Telerate” is designated in the applicable pricing supplement or if neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is designated in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the LIBOR currency (as defined below) having the index maturity designated in the applicable pricing supplement, commencing on the related interest reset date, that appears on the LIBOR page (as defined below) as of 11:00 A.M., London time, on the particular interest determination date; or

(2)	if “LIBOR Reuters” is designated in the applicable pricing supplement, the arithmetic mean of the offered rates, calculated by the calculation agent, or the offered rate, if the LIBOR page by its terms provides only for a single rate, for deposits in the LIBOR currency having the particular index maturity, commencing on the related interest reset date, that appear or appears, as the case may be, on the LIBOR page as of 11:00 A.M., London time, on the particular interest determination date; or

(3)	if fewer than two offered rates appear, or no rate appears, as the case may be, on the particular interest determination date on the LIBOR page as specified in clause (1) or (2) above, as applicable, the rate calculated by the calculation agent of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks (which may include the fiscal, exchange rate or calculation agents or their affiliates), in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR currency for the period of the particular index maturity, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that interest determination date and in a principal amount that is, in the judgment of the calculation agent, representative for a single transaction in the LIBOR currency in that market at that time; or

(4)	if fewer than two offered quotations referred to in clause (3) above are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable principal financial center (as defined in “Business Day” above), on the particular interest determination date by three major banks (which may include the fiscal, exchange rate or calculation agents or their affiliates), in that principal financial center selected by the calculation agent for loans in the LIBOR currency to leading European banks, having the particular index maturity and in a principal amount that is, in the judgment of the calculation agent, representative for a single transaction in the LIBOR currency in that market at that time; or

(5)	if the banks so selected by the calculation agent are not quoting as mentioned in clause (4) above, LIBOR in effect on the particular interest determination date.

      “LIBOR currency” means the currency designated in the applicable pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the applicable pricing supplement, U.S. dollars.

      “LIBOR page” means either:

(a)	if “LIBOR Reuters” is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page designated in the applicable pricing supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the LIBOR currency; or

(b)	if “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement or neither “LIBOR Reuters” nor “LIBOR Moneyline Telerate” is designated in the applicable pricing supplement as the method for calculating LIBOR, the display on Moneyline Telerate (or any successor service) on the page designated in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR currency.

      Prime Rate. “Prime rate” means:

(1)	the rate on the particular interest determination date as published in H.15(519) under the caption “Bank Prime Loan”; or

(2)	if the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan”; or

(3)	if the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 page (as defined below) as the applicable bank’s prime rate or base lending rate as of 11:00 A.M., New York City time, on that interest determination date; or

(4)	if fewer than four rates referred to in clause (3) above are so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that interest determination date by three major banks (which may include the fiscal, exchange rate or calculation agents or their affiliates) in The City of New York selected by the calculation agent; or

(5)	if the banks so selected by the calculation agent are not quoting as mentioned in clause (4) above, the Prime rate in effect on the particular interest determination date.

      “Reuters Screen US PRIME 1 page” means the display on the Reuter Monitor Money Rates Service (or any successor service) on the “US PRIME 1” page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

      Treasury Rate. “Treasury rate” means:

(1)	the rate from the auction held on the particular interest determination date (the “auction”) of direct obligations of the United States (“Treasury bills”) having the index maturity designated in the applicable pricing supplement under the caption “INVESTMENT RATE” on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace that page on that service) (“Moneyline Telerate Page 56”) or page 57 (or any other page as may replace that page on that service) (“Moneyline Telerate Page 57”); or

(2)	if the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the bond equivalent yield (as defined below) of the rate for the applicable Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Auction High”; or

(3)	if the rate referred to in clause (2) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the bond equivalent yield of the auction rate of the applicable Treasury bills as announced by the United States Department of the Treasury; or

(4)	if the rate referred to in clause (3) above is not so announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the particular interest determination date of the applicable Treasury bills as published in H.15(519) under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”; or

(5)	if the rate referred to in clause (4) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date of the applicable Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/ Treasury Bills/ Secondary Market”; or

(6)	if the rate referred to in clause (5) above is not so published by 3:00 P.M., New York City time, on the related interest calculation date, the rate on the particular interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that interest determination date, of three primary United States government securities dealers (which may include the fiscal, exchange rate or calculation agents or their affiliates) selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the index maturity designated in the applicable pricing supplement; or

(7)	if the dealers so selected by the calculation agent are not quoting as mentioned in clause (6) above, the Treasury rate in effect on the particular interest determination date.

      “Bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

bond equivalent yield =	D × N 360 - (D × M)	× 100

where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

Redemption

      We may only redeem the notes before the maturity date if a redemption date or a redemption commencement date is designated in the applicable pricing supplement.

      If a redemption date is specified in the applicable pricing supplement, and unless the applicable pricing supplement states otherwise, we may redeem the notes on the redemption date, in whole or in part, in any amount equal to the authorized denomination (or an integral multiple thereof) specified in the applicable pricing supplement (provided that any remaining principal amount thereof is at least equal to the applicable authorized denomination), at the redemption price together with interest accrued thereon to but excluding the redemption date. We must give notice in compliance with the minimum redemption notice period specified in the applicable pricing supplement to DTC in writing for communication by DTC and its participants to the holders.

      If a redemption commencement date is specified in the applicable pricing supplement, and unless otherwise designated in the applicable pricing supplement, we may redeem the notes any time after the redemption commencement date, in whole or in part in, in any amount equal to the authorized denomination (or an integral multiple thereof) specified in the applicable pricing supplement (provided that any remaining principal amount thereof is at least equal to the applicable authorized denomination), at the redemption price together with interest accrued thereon to but excluding the redemption date. Unless otherwise designated in the applicable pricing supplement, we must give notice of such redemption of not less than 30 and not more than 60 calendar days by informing DTC in writing for communication by DTC and its participants to the holders.

      The notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment

      You may not request repayment of the notes before the maturity date unless one or more repayment dates are designated in the applicable pricing supplement. If a repayment date is so specified, and unless otherwise designated in the applicable pricing supplement, you may request (in the manner described below) repayment of any note, in whole or in part, in any amount equal to the authorized denomination (or an integral multiple thereof) specified in the applicable pricing supplement (provided that any remaining principal amount thereof is at least equal an authorized denomination), at the repayment price specified in the applicable pricing supplement together with interest accrued thereon to but excluding the repayment date.

      In order to exercise such repayment option, you must instruct DTC or its participants in a timely manner as required by the DTC procedures applicable from time to time. If so instructed, DTC will cause the registered holder to request such repayment of the fiscal agent on behalf of the holder in compliance with the minimum repayment notice period designated in the applicable pricing supplement. All instructions given to the fiscal agent relating to the option to elect repayment are irrevocable. See “Book-Entry Notes.”

      We are only obliged to repay notes for which a holder has exercised its repayment option against transfer of such holder’s ownership interest in the relevant notes to the fiscal agent.

Other Provisions

      Any provisions with respect to the notes, including the specification and determination of one or more interest rate bases, the calculation of the interest rate applicable to a floating rate note, the interest payment dates, the maturity date, any redemption or repayment provisions or any other term relating thereto, may be modified and/or supplemented as specified in the applicable pricing supplement.

Discount Notes

      We may from time to time offer notes (“discount notes”) that have an issue price (as specified in the applicable pricing supplement) that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years to the maturity date. Discount notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a discount note and par is referred to as the “discount.” In the event of redemption, repayment or acceleration of maturity of a discount note, the amount payable to the holder of a discount note will be equal to the sum of:

•	the issue price (increased by any accruals of discount) and, in the event of any redemption of the applicable discount note, if applicable, multiplied by the initial redemption percentage (as adjusted by the annual redemption percentage reduction, if applicable); and

•	any unpaid interest accrued on the discount notes to the date of the redemption, repayment or acceleration of maturity, as the case may be.

      For purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, a discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the discount note and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note (the “initial period”) is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), certain discount notes may not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See “United States Taxation — United States Holders — Original Issue Discount” in the accompanying prospectus.

Payments

Currency of Payment

      We will make all payments on the notes in U.S. dollars unless the specified currency is a non-U.S. currency and you elect to receive payments in such specified currency (as described below).

Manner of Payment

      We will make payments of all amounts payable on the notes through the fiscal agent to DTC by wire transfer of immediately available funds. These funds will be distributed through the relevant DTC participants to the holders of the notes as of the record date. The “record date” will be the fifteenth calendar day immediately preceding the relevant payment date.

      If you elect payment in a non-U.S. currency, the fiscal agent will make payments directly to the currency account as specified by you in accordance with the procedures of DTC and the relevant DTC participant.

Payments on Non-U.S. Currency Notes

      Any holder may elect to receive payment of principal and interest with respect to the notes in the specified non-U.S. currency by causing DTC, through the relevant DTC participant, to notify the fiscal agent by the time specified below of (i) such holder’s election to receive all or a portion of such payment in the specified non-U.S. currency and (ii) wire transfer instructions to a specified non-U.S. currency account (the “specified currency account”). Such election in respect of any payment will be made by the holder at the time and in the manner required by the DTC procedures applicable from time to time and will, in accordance with such procedures, be irrevocable. The fiscal agent must receive DTC’s notification of such election, wire transfer instructions, and the amount payable in the specified currency prior to 5:00 P.M., New York City time, on the fifth New York business day following the relevant record date in the case of interest and prior to 5:00 P.M., New York City time, on the eighth New York business day prior to the payment date for the payment of principal.

      Absent such election, the exchange rate agent will convert the aggregate amount payable in U.S. dollars (the “conversion amount”) into U.S. dollars. All costs of any such conversion will be deducted from such payments. Any such conversion will be based on the bid quotation of the exchange rate agent, at or prior to 11:00 A.M., New York City time, on the second conversion business day (as defined below) preceding the relevant payment date, for the purchase by the exchange rate agent of the conversion amount with U.S. dollars for settlement on such payment date. “Conversion business day” means a day which is a New York business day and a Frankfurt business day (as defined in “Business Day” above). If such bid quotation is not available, the exchange rate agent will obtain a bid quotation from a leading foreign exchange bank in The City of New York selected by the exchange rate agent for such purpose. If no bid quotation from a leading foreign exchange bank is available, payment of the conversion amount will be made in the specified currency to the account or accounts specified by DTC to the fiscal agent. Until such account or accounts are so specified, the funds still held by the fiscal agent will bear interest at the rate of interest quoted by the fiscal agent for deposits with it on an overnight basis, to the extent that the fiscal agent is reasonably able to reinvest such funds.

Availability of Specified Currency

      If we determine that any amount payable on a relevant payment date in a specified currency other than U.S. dollars is not available to us in freely negotiable and convertible funds for reasons beyond our control or that such specified currency (or any successor currency to it provided for by law) is no longer used for the settlement of international financial transactions, we may fulfill our payment obligations by making such payment in U.S. dollars on, or as soon as reasonably practicable after, the respective payment date on the basis of the applicable exchange rate. No further interest or any other payment will be due as a result thereof. The applicable exchange rate for a specified currency other than U.S. dollars is (1) if available, the noon dollar buying rate in The City of New York for cable transfers for the specified currency on the second business day prior to the particular payment date as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York or, (2) if such rate is not available, the foreign exchange rate for the specified currency as determined by us in our equitable discretion.

SPECIAL NOTICE RELATING TO NON-U.S. CURRENCY NOTES

      Unless otherwise specified in the applicable pricing supplement, non-U.S. currency notes will not be sold in, or to residents of, the country issuing the specified currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to non-U.S. currency notes, is by necessity incomplete. We and the dealers disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, their non-U.S. currency notes. These purchasers should consult their own financial and legal advisors with regard to these risks. See “Risk Factors — Exchange Rates and Exchange Controls.”

BOOK-ENTRY NOTES

      The following is based on information furnished by DTC:

      DTC will act as securities depository for the book-entry notes. The book-entry notes will be issued as fully registered securities registered in the name of Cede & Co. (as DTC’s partnership nominee). One fully registered global certificate will be issued for each issue of book-entry notes, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one global certificate will be issued with respect to each $500,000,000 of principal amount and an additional global certificate will be issued with respect to any remaining principal amount of such issue.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“participants”) deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC (“direct participants”) include securities brokers and dealers (including the dealers), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of book-entry notes under DTC’s system must be made by or through direct participants, which will receive a credit for such book-entry notes on DTC’s records. The ownership interest of each actual purchaser of each book-entry note represented by a global certificate (“beneficial owner”) is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in a global certificate representing book-entry notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global certificate representing book-entry notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such book-entry notes is discontinued.

      To facilitate subsequent transfers, all global certificates representing book-entry notes which are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of global certificates with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global certificates representing the book-entry notes; DTC’s records reflect only the identity of the direct participants to whose accounts such book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the global certificates representing the book-entry notes. Under its usual procedures, DTC mails an omnibus proxy to a company as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

      Principal, premium, if any, and/or interest, if any, payments on the global certificate or certificates representing the book-entry notes will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the fiscal agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of us and the fiscal agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

      If applicable, redemption notices will be sent to DTC. If less than all of the book-entry notes of like tenor and terms are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

      A beneficial owner must give notice of any option to elect to have its book-entry notes repaid by us, through its participant, to the fiscal agent, and must effect delivery of such book-entry notes by causing the direct participant to transfer the participant’s interest in the global certificate or certificates representing such book-entry notes, on DTC’s records, to the fiscal agent. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global certificate or certificates representing such book-entry notes are transferred by direct participants on DTC’s records.

      DTC may discontinue providing its services as securities depository with respect to the book-entry notes at any time by giving reasonable notice to us or the fiscal agent. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificated notes will be printed and delivered.

      The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but neither we nor any dealer takes any responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

      We intend to offer the notes on a continuing basis for sale to or through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Lehman Brothers Inc., and we may also sell notes to or through other dealers (together, the “dealers”). We may also offer the notes to investors or other purchasers without the assistance of any dealer. The dealers, individually or in a syndicate, may purchase notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable dealer or, if so specified in the applicable pricing supplement, for resale at a fixed offering price.

      Unless otherwise specified in the applicable pricing supplement, any note sold to a dealer as principal will be purchased by that dealer at a price equal to 100% of the principal amount thereof less a discount. The dealers may engage the services of any broker or dealer in connection with the resale of the notes purchased by them and may allow all or any portion of the discount received from KfW in connection with such purchases to such brokers or dealers.

      We reserve the right to withdraw, cancel or modify any offer made without notice and may reject offers in whole or in part (whether placed directly by us or through a dealer).

      Unless otherwise specified in the applicable pricing supplement, you will be required to pay the purchase price of your notes in immediately available funds in the specified currency in The City of New York on the date of settlement.

      Upon issuance, the notes will not have an established trading market. The notes will not be listed on any securities exchange. The dealers may from time to time purchase and sell notes in the secondary market, but the dealers are not obligated to do so and there can be no assurance that a secondary market for the notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the dealers may make a market in the notes, but the dealers are not obligated to do so and may discontinue any market-making activity at any time.

      In connection with an offering of notes purchased by one or more dealers as principal on a fixed offering price basis, the applicable dealers will be permitted to engage in certain transactions that stabilize the price of notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of notes. If those dealers create a short position in notes, i.e., if they sell notes in an amount exceeding the amount referred to in the applicable pricing supplement, they may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of notes to be higher than it might be in the absence of these types of purchases.

      Neither we nor any dealer makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any dealer makes any representation that the dealers will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

      The dealers may be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify the dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the dealers may be required to make in respect thereof.

      In the ordinary course of business, the dealers and their affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates.

      From time to time, we may sell other securities referred to in the accompanying prospectus.

PROSPECTUS

KfW, Frankfurt/Main, Federal Republic of Germany

Debt Securities

Debt Securities

Guaranteed Unconditionally

as to Principal, Premium, if any, and
Interest by
KfW, Frankfurt/Main, Federal Republic of Germany

       KfW, also known as Kreditanstalt für Wiederaufbau, an institution organized under public law of the Federal Republic of Germany, and KfW International Finance Inc., a Delaware corporation, also known as KfW Finance, may each from time to time offer debt securities. The securities may consist of notes or bonds. The securities issued by KfW may also, at the option of KfW, be exchangeable for other debt securities or for equity securities owned directly or indirectly by KfW in other entities. The securities will be unconditional obligations of either KfW or KfW Finance. Securities that are offered and sold by KfW Finance will be guaranteed unconditionally, as to principal, premium, if any, and interest by KfW.

      Pursuant to the Law Concerning the Kreditanstalt für Wiederaufbau, the securities will also benefit from a statutory guarantee of the Federal Republic of Germany.

      For each offer and sale of securities under this prospectus, we will provide a prospectus supplement and, if applicable, a pricing supplement with the specific terms of each issue.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 3, 2006

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC“). When we filed the registration statement, we used a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The pricing supplement and/or prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement and pricing supplement together with additional information described below under the heading “Where You Can Find More Information” before you invest.

      References in this prospectus supplement to “we” or “us” are to KfW. References to “KfW Bankengruppe” or “group” are to KfW and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

      KfW and KfW Finance together file an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning KfW, KfW Finance and the Federal Republic of Germany (the “Federal Republic”). You can inspect and copy the annual report at the public reference facilities maintained by the SEC in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of the annual report at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. All filings made after November 4, 2002 are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website, www.sec.gov.

      The SEC allows us to “incorporate by reference” the information in documents we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC to the extent such filings indicate that they are intended to be incorporated by reference:

•	Annual Report on Form 18-K of KfW and KfW Finance for the year ended December 31, 2004, filed on June 8, 2005;

•	Amendment No. 1 to Annual Report on Form 18-K/A of KfW and KfW Finance for the year ended December 31, 2004, filed on September 26, 2005; and

•	Amendment No. 2 to Annual Report on Form 18-K/A of KfW and KfW Finance for the year ended December 31, 2004, filed on November 8, 2005.

      You may request a copy of these filings at no cost by writing to Deutsche Bank Trust Company Americas (“DBTCA”), 100 Plaza One, Jersey City, NJ 07311.

      You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

KFW

Overview

      KfW was established in 1948 as a public law institution (Anstalt des öffentlichen Rechts) by the Administration of the Combined Economic Area, the immediate predecessor of the Federal Republic. Originally, KfW was established to distribute and lend funds of the European Recovery Program (the “ERP,” Marshall Plan). Today, having expanded and internationalized, KfW conducts its business in four principal areas: investment finance; export and project finance; promotion of developing countries (“financial cooperation”); and advisory and other services.

      In 2003, the former Deutsche Ausgleichsbank (“DtA”) merged into KfW. DtA, formed in 1950 as a public law institution, was active as a promotional bank particularly in the area of lending to small and medium sized enterprises and start-up businesses. The merger occurred pursuant to a law (the Förderbankenneustrukturierungsgesetz, or “Promotional Bank Restructuring Act”) designed to restructure and simplify promotional banking in the Federal Republic and harmonize it with the understanding reached with the European Commission in March 2002.

      In connection with the merger, KfW reorganized complementary business activities of the two institutions and re-branded its business lines under the umbrella brand name KfW Bankengruppe. However, KfW’s main business continues to be conducted through a single legal entity. KfW operates in the following business areas under the brand names noted in italics:

•	Investment finance:

KfW Förderbank (KfW Promotional Bank), offering financing products for housing, environmental, education and infrastructure projects; and

KfW Mittelstandsbank (KfW SME Bank), promoting small and medium-sized enterprises (“SMEs”), business founders, start-ups and self-employed professionals.

•	Export and project finance:

KfW IPEX-Bank, offering customized financing for exports and project and corporate financings world-wide.

•	Financial cooperation:

KfW Entwicklungsbank (KfW Development Bank), dealing with KfW’s public sector development cooperation activities; and

DEG Deutsche Investitions- und Entwicklungsgesellschaft mbH (German Investment and Development Company), financing private-sector investments in developing countries.

•	Advisory and other services

      As a public law institution serving public policy objectives of the Federal Government, KfW is not subject to corporate taxes and does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability that allows it to strengthen its equity base in order to support the growth in the volume of its business. KfW is prohibited from distributing profits, which are instead allocated to statutory and special reserves. KfW is also prohibited from taking deposits, conducting current account business or dealing in securities for the account of others.

      KfW is organized under the Law Concerning Kreditanstalt für Wiederaufbau (the “KfW Law”), as a public law institution with unlimited duration. Its offices are located at Palmengartenstraße 5-9, D-60325 Frankfurt am Main, Federal Republic of Germany. KfW’s telephone number is 011-49-69-74310. KfW also maintains branch offices in Berlin and Bonn, as well as a liaison office to the European Union in Brussels.

Relationship with the Federal Republic

      Ownership. The Federal Republic holds 80% of KfW’s capital, and the German federal states (the “Länder”) hold the remaining 20%. Shares in KfW’s capital may not be pledged or transferred to entities other than the Federal Republic or the Länder. Capital contributions have been and are expected to continue to be made to KfW in such proportions as to maintain the relative share of capital held by the Federal Republic and the Länder.

      Guarantee of the Federal Republic. The KfW Law was amended with effect from April 1, 1998 to provide expressly that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1a). Under this statutory guarantee (the “Guarantee of the Federal Republic”), if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW or if KfW fails to make any payment required to be made under KfW’s guarantee of security issued by KfW Finance when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic’s obligation under the Guarantee of the Federal Republic ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW or issued under KfW’s guarantee may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered. For more information about the Guarantee of the Federal Republic, please see the discussion under the heading entitled “Responsibility of the Federal Republic for KfW — Guarantee of the Federal Republic” in this prospectus.

      Institutional Liability (“Anstaltslast”). Under the German administrative law principle of Anstaltslast the Federal Republic has an institutional liability to safeguard KfW’s economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic, and creditors of KfW do not have a direct claim against the Federal Republic. Nevertheless, the effect of this legal principle is that KfW’s obligations, including the obligations to the holders of securities issued by it or issued under KfW’s guarantee, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament.

      Understanding with the European Commission. Pursuant to an understanding between the European Commissioner for Competition and the German Federal Ministry of Finance reached on March 1, 2002, Anstaltslast and the Guarantee of the Federal Republic will continue to be available to KfW, in light of the promotional activities for which KfW is responsible. The understanding acknowledges that KfW’s role in providing financing in particular for small and medium-sized enterprises, risk capital, environmental protection, technology/ innovation, infrastructure and housing, as well as its co-operation with developing countries, is compatible with European Union (“EU”) prohibitions against state aid.

      In the area of export and project finance, the understanding with the European Commission requires KfW to transfer to a legally separate subsidiary that portion of export and domestic and international project finance activities which the Commission has deemed to fall outside the scope of the promotional activities of KfW. While the legislative basis for the establishment of such subsidiary and the transfer of such export and project financing was required to be adopted by March 31, 2004, the actual transfer of such activities to the subsidiary must be effected by December 31, 2007. As from that date, KfW may not fund the subsidiary at other than market rates of interest or extend to the subsidiary any benefits of Anstaltslast or the Guarantee. The subsidiary will have to obtain a banking license, be subject to the German Banking Act and be required to pay corporate taxes. KfW will continue to be permitted, however, to engage directly in the following export and project finance activities:

•	implementation of international promotional programs, such as the interest-rate subsidized programs CIRR (Commercial Interest Reference Rate) and LASU (Large Aircraft Sector Understanding) (these are recognized as promotional activities in accordance with the OECD consensus);

•	participation in syndicated financing activities outside the EU, the European Economic Area and the countries currently being considered for EU membership, subject to certain conditions, and sole financing activities in countries in which sufficient sources of financing do not exist; and

•	participation in projects in the interest of the EU that are co-financed by the European Investment Bank or similar European financing institutions.

      In order to formalize the understanding in accordance with the rules of the EC Treaty, the Commission transformed the understanding into a “decision” of the Commission. The Federal Republic has formally accepted the decision with respect to the understanding.

      Part of the Promotional Bank Restructuring Act implemented the understanding with the Commission and amended the KfW Law and by-laws accordingly. In anticipation of the creation of its new export and project finance subsidiary, KfW has developed the concept for the structure, organization and products of this subsidiary, which will be branded under the name “KfW IPEX Bank”. In January 2004, KfW started testing the new structure and business concept of this activity as a bank in the bank within KfW’s organization.

      Supervision. KfW is generally exempt from the requirements of the German Banking Act. Under the KfW Law, the Federal Ministry of Finance supervises KfW and monitors KfW’s compliance with applicable laws and KfW’s by-laws. These powers of supervision do not include the right to exercise influence over business decisions by the Board of Managing Directors or the Board of Supervisory Directors of KfW. KfW’s overall activities are supervised by its Board of Supervisory Directors, which was enlarged pursuant to the Promotional Bank Restructuring Act and now consists of seven Federal Ministers, seven appointees of the Bundesrat, seven appointees of the Bundestag and representatives of various sectors and institutions of the German economy.

      In addition to the annual audit of its financial statements, KfW, as a government-owned entity, is also subject to an audit that meets the requirements of the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz). The Budgeting and Accounting Act requires that this audit and the resulting reporting be designed in such a way as to enable the Board of Supervisory Directors, the responsible Federal Department, and the Federal Court of Auditors to form their own opinion and to take action as and when required. One of the specific aspects to be covered by this audit and the related reporting is the proper conduct of KfW’s business by its management.

      Under the terms of the various agreements concluded between KfW and the government authorities sponsoring KfW’s programs, KfW is also required to have an auditor to report on the proper discharge of KfW’s duties and the efficiency and the effectiveness of its administration.

KFW INTERNATIONAL FINANCE INC.

      KfW Finance is a wholly owned subsidiary of KfW and was incorporated in the State of Delaware in June 1988 for the sole purpose of issuing and selling debt securities and transferring the net proceeds of such sales to KfW. KfW Finance has nominal equity capital and operates under arrangements with KfW which provide that KfW will indemnify KfW Finance for any expenses or liabilities that it incurs in connection with the issuance of such securities.

USE OF PROCEEDS

      The net proceeds from the sale of securities offered by KfW will be used by KfW for its general business. The net proceeds from the sale of securities offered by KfW Finance will be loaned to KfW for use in KfW’s general business.

DESCRIPTION OF SECURITIES AND KFW GUARANTEE

      The following briefly summarizes the terms and conditions of the securities offered by KfW or KfW Finance as separate series of notes or bonds from time to time, the KfW guarantee, the agency agreements in respect of securities issued by KfW, and the fiscal agency agreement in respect of securities issued by KfW Finance (together, the “agency agreements”). Copies of the forms of the securities and the forms of the agency agreements are filed as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to those exhibits. Terms that are used in this prospectus and that are defined in the agency agreements have the respective meanings given to them in the agency agreements, unless otherwise defined in this prospectus.

Description of Securities of KfW

General

      KfW’s securities may be denominated in euro, U.S. dollars or, at its option, in any other currency or currencies or in composite currencies or in amounts determined by reference to an index. KfW may issue debt securities in one or more series as it may authorize from time to time. This section summarizes the terms that are common to all series of the securities which KfW may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement or in the applicable pricing supplement, as the case may be, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement or pricing supplement that applies to your series of KfW securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement or pricing supplement.

      The prospectus supplement and, if applicable, the pricing supplement that relates to your securities will specify the following terms:

•	the title of the securities;

•	the aggregate principal amount, and any limitation of that amount, of the securities;

•	the denominations in which KfW may issue the securities;

•	the currency or currencies of such denominations and the currency in which payments will be made;

•	the price at which the securities will be issued, expressed as a percentage of their principal amount;

•	the maturity date or dates of the securities;

•	the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which such rate or rates will be calculated;

•	the dates on which KfW must pay interest;

•	where and how KfW will pay principal, premium, if any, and interest on the securities;

•	whether and in what circumstances the securities may or must be redeemed or repaid before maturity;

•	whether and in what circumstances KfW’s obligations under the securities may be terminated;

•	whether the securities will be exchangeable for other debt securities or for equity securities of entities owned directly or indirectly by KfW;

•	whether any part or all of the securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities and the terms of the depositary system;

•	the exchange or exchanges, if any, on which KfW will apply to have the securities listed; and

•	any other terms of the securities.

      The prospectus supplement that relates to KfW’s securities will also describe special United States federal income tax, German income tax and other tax considerations that apply to your securities, if any.

      KfW may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.

      There will be a registrar and paying agent or fiscal agent, generally referred to respectively as the “paying agent”, “fiscal agent” or “agent” for KfW in connection with the KfW securities. The duties of the agent will be governed by the relevant agency agreements. KfW may replace any agent and may appoint a different agent for different series of securities. KfW may maintain deposit accounts and conduct other banking and financial transactions with the agent. Each agent is solely KfW’s agent and does not act as a trustee for the holders of KfW’s securities nor does it have a trustee’s responsibilities or duties to act for the holders in the way a trustee would.

      The agent will maintain a register at an office in Frankfurt am Main or in New York, as provided in the relevant agency agreement, and in any other city required by the rules of the relevant stock exchange or applicable law, to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement relating to the securities.

      Principal of, premium, if any, and interest on your securities will be payable at the place or places and in the currency or currencies as are designated by KfW and as set forth in the applicable prospectus supplement.

      There will be no “gross-up” provision which would require additional payments to be made in respect of the securities in the event that German withholding taxes are imposed.

Rank of Securities

      The securities will not be secured by any of KfW’s property or assets and will not be subordinated to any of KfW’s other general obligations. The securities will therefore rank equally with each other and with all of KfW’s other unsecured and unsubordinated indebtedness, subject to any mandatory statutory exceptions that apply.

Governing Law; Jurisdiction

      The relevant agency agreements and the securities will be governed by, and interpreted in accordance with, the laws of the Federal Republic.

      Any action or legal proceedings arising out of or in connection with the securities can only be brought in the District Court (Landgericht) in Frankfurt am Main.

Description of Securities of KfW Finance

General

      KfW Finance’s securities may be denominated in U.S. dollars or, at its option, in any other currency or currencies or in composite currencies or in amounts determined by reference to an index. KfW Finance may issue its securities in one or more series as it may authorize from time to time. This section summarizes the terms of the securities that are common to all series of the securities which KfW Finance may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement that applies to your series of KfW Finance securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.

      The prospectus supplement that relates to your securities will specify the following terms:

•	the title of the securities;

•	the aggregate principal amount, and any limitation of that amount, of the securities;

•	the denominations in which KfW Finance may issue the securities;

•	the currency or currencies of denominations and the currency in which payments will be made;

•	the price at which the securities will be issued, expressed as a percentage of their principal amount;

•	the maturity date or dates of the securities;

•	the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which the rate or rates will be calculated;

•	the dates on which KfW Finance must pay interest;

•	where and how KfW Finance will pay principal, premium, if any, and interest on the securities;

•	whether and in what circumstances the securities may or must be redeemed or repaid before maturity, in addition to the redemption terms described below in this prospectus under the heading “Tax Redemption at the Option of KfW Finance”;

•	the exchange or exchanges, if any, on which KfW Finance will apply to have the securities listed;

•	whether any part or all of the securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global securities and the terms of the depositary system;

•	any sinking fund provisions; and

•	any other terms of the securities.

      The prospectus supplement that relates to KfW Finance’s securities will also describe special United States federal income tax and other tax considerations that apply if interest payments on your securities are determined by reference to any index.

      KfW Finance may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.

      There will be a fiscal agent or agents for KfW Finance in connection with the KfW Finance securities. The duties of the fiscal agent will be governed by the agency agreement. KfW Finance may replace the fiscal agent and may appoint a different fiscal agent or agents for different series of securities. KfW Finance and KfW may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent is KfW Finance’s agent. The fiscal agent is not a trustee for the holders of KfW Finance’s securities and does not have a trustee’s responsibilities or duties to act for them in the way a trustee would.

      KfW Finance will maintain a register at an office in The City of New York to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement relating to the securities.

      Principal of, premium, if any, and interest on the securities will be payable at the place or places and in the currency or currencies as are designated by KfW Finance and as set forth in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, interest on registered securities will be paid by check mailed to the persons in whose names securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at each person’s address appearing on the register of securities.

Rank of Securities

      The securities will not be secured by any of KfW Finance’s property or assets. The securities will rank equally with each other, without any preference by reason of priority of date of issue or currency of payment or otherwise, with all of KfW Finance’s other unsecured loan indebtedness.

Loans to KfW

      KfW Finance will lend the proceeds from the sale of each series of securities offered by KfW Finance to KfW. KfW will agree to make payments to KfW Finance on each loan relating to securities in the amounts and prior to the times of the required payments of the principal of and premium, if any, and interest on the securities.

Additional Amounts

      If any present or future German tax, assessment or governmental charge is imposed upon or as a result of payments of principal of, or premium, if any, or interest on the notes, then KfW Finance will pay you additional amounts so that you will receive the same net amount after deducting or withholding for these taxes, assessments or governmental charges that you would have received had none of these amounts been deducted or withheld, unless:

•	you are liable for these taxes on your notes because you have some present or former connection with the Federal Republic other than merely receiving principal of, premium, if any, or interest on the notes or owning or holding them;

•	the only reason these taxes were imposed was because you presented your notes for payment more than 15 days after the date on which the payment first became due and payable or the date on which payment was duly provided for, whichever occurred later;

•	these taxes were imposed because you failed to comply with any certification, identification or other reporting requirements concerning your nationality, residence, identity or connection with the Federal Republic, and such compliance is required by statute or by regulation as a precondition to exemption from such tax;

•	these taxes are estate, inheritance, gift, sales, transfer, personal property tax or any similar tax, assessment or governmental charge;

•	these taxes are payable other than by deduction or withholding from any payment of principal or interest;

•	these taxes are required to be withheld by any paying agent from a payment on the notes and such payment can be made without such withholding by any other paying agent; and

•	these taxes are imposed pursuant to: (1) Council Directive 2003/ 48/ EC (“EU Savings Tax Directive”) or any other directive on the taxation of savings implementing the conclusions of the Council of the European Union (Ecofin) meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive or law, (2) any international agreement to which the Federal Republic or the European Union is a party implementing a system of taxation substantially similar to that adopted in the EU Savings Tax Directive, or (3) any law implementing or complying with, or introduced in order to conform to, such an agreement.

      KfW Finance will not pay any additional amounts if the registered holder of a note is a fiduciary, partnership or any person other than the sole beneficial owner of any payment and a beneficiary or settlor with respect to a fiduciary, a member of a partnership or the beneficial owner of that payment would not have been entitled to the additional amounts if it had been the registered holder of the note. For further discussion of additional amounts, please see the discussion under the heading “Federal Republic Taxation” below in this prospectus.

      There will be no additional amounts payable in respect of any present or future United States tax, assessment or governmental charge.

Tax Redemption at the Option of KfW Finance

      If any German tax law or regulatory changes that take effect on or after the date of the prospectus supplement for your series of KfW Finance securities require KfW Finance to pay you additional amounts on or before the interest payment date, or if these changes require KfW to pay additional amounts to KfW Finance under the loan relating to your series or to you under the guarantee relating to your series or otherwise on or before the next interest payment date, KfW Finance may redeem all of the outstanding securities in your series. KfW Finance may only redeem your securities at a time when these conditions continue to exist. If KfW Finance decides to redeem your securities, it will give you at least 30 days’ and no more than 60 days’ prior written notice and will pay you 100% of the principal amount of your securities that are redeemed plus accrued interest to the redemption date.

Acceleration of Maturity

      The securities of any series will become due and payable at the option of the holder of the securities of the series if:

•	there has been a default in any interest payment on any security of the series when due that has continued for 30 days;

•	there has been a default in any payment of principal of any security of the series when due;

•	either KfW Finance or KfW defaults in the performance of any of its other covenants in the securities of the series and the fiscal agency agreement, and this default has continued for 60 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement;

•	there has been a default in any payment when due of the principal of, or acceleration of, any indebtedness for money borrowed by KfW Finance, if that indebtedness is not discharged, or the acceleration is not annulled, within 10 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement;

•	there has been a default in any payment when due of the principal of, or acceleration of, any indebtedness for money borrowed by KfW, in any case where (1) the aggregate amount of indebtedness with respect to which the default has occurred exceeds U.S.$10,000,000, or the equivalent in another currency, and (2) KfW is not contesting the default in good faith and by appropriate proceedings, if the indebtedness is not discharged, or the acceleration is not annulled, within 10 days after the holders of at least 10% of the aggregate principal amount of the securities of the series at the time outstanding give written notice as provided in the fiscal agency agreement; or

•	certain events in bankruptcy, insolvency or reorganization of KfW Finance or KfW occur.

      If any of these events occurs, the securities of that series will become due and payable upon written notice by the holders of the fiscal agent, unless all defaults have been cured before the fiscal agent has received the written notice.

      Neither KfW Finance nor KfW are required to give the fiscal agent periodic evidence that there is no default.

Assumption

      KfW or any of its wholly-owned subsidiaries may, with the consent of the German Ministry of Finance, assume all of KfW Finance’s obligations relating to a series of securities by amending the fiscal agency agreement for that series. This may be done without the consent of the holders of the securities of that series. If the assumption is made by a wholly-owned subsidiary of KfW, KfW must guarantee that subsidiary’s obligations and certain other conditions must be met.

Governing Law

      The fiscal agency agreement and the securities will be governed by, and interpreted in accordance with the laws of the State of New York, except with respect to authorization and execution by KfW of the fiscal agency agreement and the securities, and any other matters required to be governed by the laws of the Federal Republic.

Consent to Service

      KfW will designate the fiscal agent as its authorized agent upon whom process may be served in any action arising out of or based on the fiscal agency agreement and the KfW guarantee which may be instituted in any federal or state court in New York City by any holder of the securities. Such designation will not constitute consent to service of process in any legal action or proceeding predicated upon the Securities Act of 1933, as amended. KfW is not entitled to sovereign immunity.

Description of KfW Guarantee

      KfW will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest on the securities offered by KfW Finance, when and as the same shall become due and payable, whether at the stated maturity, by declaration of acceleration, upon redemption or otherwise.

RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR KFW

Guarantee of the Federal Republic

      As discussed under “KfW — Relationship with the Federal Republic — Guarantee of the Federal Republic,” under the Guarantee of the Federal Republic, in the event that KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW or to make any payment required to be made under the KfW guarantee, when the same is due and payable, the Federal Republic will be liable at all times for that payment as and when it shall become due and payable.

      The Federal Republic has not appointed an agent in the United States upon whom process may be served in any action based on its obligations under its Guarantee, has not consented to or agreed to submit to the jurisdiction of any court in the United States in respect of such actions and has not waived any immunity from the jurisdiction of courts in the United States to which it may be entitled in respect of any such action. As a result, it may not be possible to obtain a judgment against the Federal Republic in respect of securities covered by the Guarantee of the Federal Republic in a court in the United States or to enforce in the Federal Republic any such judgment that may be so obtained.

      The Federal Republic may be sued in the courts of the Federal Republic, without any public official’s or authority’s consent to bring proceedings or obtain judgment against the Federal Republic.

Institutional Liability (“Anstaltslast”)

      As discussed under “KfW — Relationship with the Federal Republic — Institutional Liability (“Anstaltslast”), under the German administrative law principle of Anstaltslast or institutional liability, the Federal Republic, as the constituting body of KfW, is required to assume responsibility to KfW for the performance of KfW’s obligations.

      The responsibility of the Federal Republic under the principle of Anstaltslast is an obligation to KfW itself. Under German law, KfW (or its liquidator) would be required to enforce its rights against the Federal Republic in the event it needed to do so in order to meet its obligations to third parties, such as its obligations to the holders of securities under the KfW guarantee. Moreover, if KfW were to default on an obligation, the Federal Republic would not, under Anstaltslast, be permitted to wait for KfW to enforce its rights; the Federal Republic would be required on its own authority to take steps to enable KfW to perform its obligations when due. Accordingly, while Anstaltslast is not a formal guarantee of KfW’s obligations by the Federal Republic and creditors of KfW do not have a direct claim against the Federal Republic under Anstaltslast, the effect of this legal principle is that KfW’s obligations, including KfW’s obligations to the holders of securities under the KfW guarantee, are fully backed by the credit of the Federal Republic.

DEBT RECORD

      None of KfW, KfW Finance or the Federal Republic has ever defaulted on the payment of principal of, or premium or interest on, any security issued by it.

FEDERAL REPUBLIC TAXATION

      The following is a general discussion of certain German tax consequences of the acquisition and ownership of the securities offered by KfW and KfW Finance. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase these securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of the Federal Republic currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive or retrospective effect.

      Prospective purchasers of securities are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of securities, including the effect of any state or local taxes, under the tax laws applicable in the Federal Republic and each country of which they are residents.

Tax Residents

      Payments of interest on the securities to persons who are tax residents of the Federal Republic (i.e., persons whose residence, habitual abode, statutory seat, or place of effective management and control is located in the Federal Republic) are subject to German personal or corporate income tax (plus solidarity surcharge (Solidaritätszuschlag) at a rate of 5.5% thereon). Such interest may also be subject to trade tax if the securities form part of the property of a German trade or business.

      Upon the disposition of a security carrying interest a holder of the security will also have to include in his taxable income any consideration invoiced separately for such portion of the interest of the current interest payment period which is attributable to the period up to the disposition of the security (“Accrued Interest”). Accrued Interest paid upon the acquisition of a security may be declared as negative income if the security is held as a non-business asset.

      If for the determination of the issue price of a security the redemption amount is reduced by a discount or if the redemption amount is increased as compared with the issue price of the security (as, for example, in the case of a discounted security or a security with accrued interest added), the difference between the redemption amount and the issue price of the security (“Original Issue Discount”) realized when a security held as a non-business asset is redeemed to its initial subscriber will be taxable investment income, however, only if the Original Issue Discount exceeds certain thresholds; in such case, the security qualifies as a financial innovation under German tax law.

      If a security qualifies as a financial innovation (Finanzinnovation) (including, among other things, zero coupon securities or other discounted securities or securities with accrued interest added as well as floating rate securities) and is disposed of while outstanding or redeemed at maturity, such portion of the proceeds from the disposition of the security or of the redemption amount of the security which equals the yield to maturity of the security attributable to the period over which the holder has held such security, minus interest, including Accrued Interest, already taken into account, will be subject to income tax (plus solidarity surcharge), provided the holder of the security is an individual. The yield to maturity is determined by taking into account the Original Issue Discount. If the securities do not have a predetermined yield to maturity (e.g. in the case of floating rate securities) or the holder does not give proof thereof, the difference between the proceeds from the disposition, assignment or redemption and the issue or purchase price of the security is subject to income tax (plus solidarity surcharge) in the year of the disposition, assignment, or redemption of the security. Where the security is issued in a currency other than euro, such difference will be computed in the foreign currency. Where a security forms part of the property of a German trade or business, in each fiscal year the yield to maturity of the security to the extent attributable to such period has to be taken into account as interest income by the initial subscriber of the security and is subject to personal or corporate income tax (plus solidarity surcharge) and trade tax.

      Capital gains from the disposition of a security, other than income described in the preceding paragraph, are only taxable to a German tax-resident individual if the securities are disposed of within one year after their acquisition or form part of the property of a German trade or business. In the latter case the capital gains may also be subject to trade tax. Capital gains derived by German-resident corporate holders of securities will be subject to corporate income tax (plus solidarity surcharge at a rate of 5.5% thereon) and trade tax, even if the securities do not qualify as financial innovations.

      If the securities are held in a custodial account that the security holder maintains with a German branch of a German or non-German bank or financial services institution (the “Disbursing Agent”) a 30% withholding tax on interest payments (Zinsabschlag), plus 5.5% solidarity surcharge on such tax, will be levied, resulting in a total tax charge of 31.65% of the gross interest payment. Withholding tax is also imposed on Accrued Interest. If the securities qualify as financial innovations, as explained above, withholding tax at the aforementioned rate will also be withheld from the difference between the proceeds from the disposition, assignment or redemption and the issue or purchase price of a security if the security has been kept in a custodial account with such Disbursing Agent since the time of issuance or acquisition, respectively. If the securities have been transferred into the custodial account of the Disbursing Agent only after such point in time, withholding tax at the aforementioned rate will be levied on a lump-sum basis on 30% of the proceeds from the disposition, assignment or redemption of the securities. Where a security is issued in a currency other than euro, the aforementioned difference will be computed in the foreign currency.

      In computing the tax to be withheld the Disbursing Agent may deduct from the basis of the withholding tax any Accrued Interest paid by the holder of a security to the Disbursing Agent during the same calendar year. In general, no withholding tax will be levied if the holder of a security is an individual (i) whose security does not form part of the property of a German trade or business nor gives rise to income from the letting and leasing of property, and (ii) who filed a withholding exemption certificate (Freistellungsauftrag) with the Disbursing Agent but only to the extent the interest income derived from the security together with other investment income does not exceed the maximum exemption amount shown on the withholding certificate. Similarly, no withholding tax will be deducted if the holder of the security has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

      Withholding tax and solidarity surcharge thereon are credited as prepayments against the German personal or corporate income tax and the solidarity surcharge liability of the German resident. Amounts overwithheld will entitle the security holder to a refund, based on an assessment to tax.

Nonresidents

      Interest, including Accrued Interest and (in the case of financial innovations) Original Issue Discount, and capital gains derived by persons who are not tax residents of the Federal Republic are not subject to German taxation, unless (i) the securities form part of the business property of a permanent establishment, including a permanent representative, or a fixed base maintained in the Federal Republic by the security holder or (ii) the interest income otherwise constitutes German source income (such as income from the letting and leasing of certain German-situs property). If the nonresident of the Federal Republic is subject to German taxation with income from the securities, a tax regime similar to that explained above under the heading “— Tax Residents” applies; capital gains from the disposition of securities are, however, only taxable in the case of (i).

      Nonresidents of the Federal Republic are, in general, exempt from German withholding tax on interest and solidarity surcharge thereon. However, where the interest is subject to German taxation as set forth in the preceding paragraph and the securities are held in a custodial account with a Disbursing Agent, withholding tax is levied as explained above under the heading “— Tax Residents.”

Inheritance and Gift Tax

      No inheritance or gift taxes with respect to any security will arise under the laws of the Federal Republic, if, in the case of inheritance tax, neither the decedent nor the beneficiary, or in the case of gift tax, neither the donor nor the donee, is a resident of the Federal Republic and such security is not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in the Federal Republic. Exceptions from this rule apply to certain German citizens who previously maintained a residence in the Federal Republic.

Other Taxes

      No stamp, issue, registration or similar taxes or duties will be payable in the Federal Republic in connection with the issuance, delivery or execution of the securities. Currently, net assets tax is not levied in the Federal Republic.

EU Savings Tax Directive

      On June 3, 2003, the Council of the European Union (Ecofin) approved a directive regarding the taxation of savings income in the form of interest payments. Accordingly, each EU Member State must require paying agents (within the meaning of the directive) established within its territory to provide to the competent authority of this state details of the payment of interest made to any individual resident in another EU Member State as the beneficial owner of the interest. The competent authority of the EU Member State of the paying agent (within the meaning of the directive) is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest is a resident.

      For a transitional period, Austria, Belgium and Luxembourg may opt instead to withhold tax from interest payments within the meaning of the directive at a rate of 15% for the first three years from application of the provisions of the directive, of 20% for the subsequent three years, and of 35% from the seventh year after application of the provisions of the directive.

      In conformity with the prerequisites for the application of the directive, Switzerland, Liechtenstein, San Marino, Monaco and Andorra have confirmed that from July 1, 2005 they will apply measures equivalent to those contained in the directive, in accordance with the agreements entered into by them with the European Community. It has also been confirmed that certain dependent or associated territories (the Channel Islands, the Isle of Man and certain dependent or associated territories in the Caribbean) will apply from that same date an automatic exchange of information or, during the transitional period described above, a withholding tax in the described manner. Consequently, the Council of the European Union noted that the conditions have been met to enable the provisions of the directive to enter into force as from July 1, 2005.

      By legislative regulations dated January 26, 2004 the German Federal Government enacted the provisions for implementing the directive into German law. These provisions apply as from July 1, 2005.

UNITED STATES TAXATION

      This discussion describes the material United States federal income tax consequences of owning the securities described in this prospectus which, for purposes of this discussion, are referred to as “notes.” This discussion is the opinion of Sullivan & Cromwell LLP, U.S. counsel to KfW and KfW Finance. It applies to you only if you acquire notes in the offering or offerings contemplated by this prospectus and you own your notes as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a United States expatriate; or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the US dollar.

      If a partnership holds our notes, the United States federal income tax consequences to a partner will generally depend on the status of the partner and the activities of the partnership.

      This discussion deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This discussion is based on the Internal Revenue Code of 1986, as amended, to which we refer in this discussion as the “Code”, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

      This section describes the tax consequences to a “United States holder.” A United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      If you are not a United States holder, this section does not apply to you, and you should see the sections entitled “United States Alien Holders (KfW Finance)” and “United States Alien Holders (KfW)” below for information that may apply to you.

      Payments of Interest. Except as described below in the case of interest on a “discount note” that is not “qualified stated interest,” each as defined later under “Original Issue Discount — General,” you will be taxed on any interest on your note, whether payable in US dollars or a foreign currency, as ordinary income at the time you receive the interest or at the time it accrues, depending on your method of accounting for tax purposes. You would also be taxed on any additional amounts with respect to withholding tax (including withholding on payments of such additional amounts) (“additional amounts”).

      Interest paid on, and original issue discount (as described below under “Original Issue Discount”) accrued with respect to the notes that are issued by KfW constitute income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and original issue discount paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest and original issue discount paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of calculating the foreign tax credit. Interest and any additional amounts, if we were required to pay such additional amounts, paid on, and original issue discount accrued with respect to notes issued by KfW Finance, however, are from sources within the United States.

      Cash Basis Taxpayers. If you are a taxpayer that uses the “cash receipts and disbursements” method of accounting for tax purposes and you receive an interest payment that is denominated in or determined by reference to a foreign currency, you must recognize income equal to the US dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.

      Accrual Basis Taxpayers. If you are a taxpayer that uses the accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in or determined by reference to a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

      If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year).

      Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into US dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

      When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in or determined by reference to a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss attributable to the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.

      Original Issue Discount. General. If you own a note, other than a note with a term of one year or less, it will be treated as a discount note issued at an original issue discount, if the note’s stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, a note’s issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note’s stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is part of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the note.

      Your note will have de minimis original issue discount and will not be a discount note, if the amount by which its stated redemption price at maturity exceeds its issue price is less than 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. If your note has de minimis original issue discount, you must include the de minimis original issue discount in income as stated principal payments are made on the note, unless you make the election described below under “Election to Treat All Interest as Original Issue Discount.” You can determine the includible amount with respect to each such payment by multiplying the total amount of your note’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the note.

      Inclusion of Original Issue Discount in Income. Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you own your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount note must occur on either the first or final day of an accrual period.

      You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount note’s adjusted issue price at the beginning of the accrual period by your note’s yield to maturity; and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

      You must determine the discount note’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount note’s issue price and any accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below); and then

•	subtracting any payments made on your discount note in any prior accrual period that were not qualified stated interest payments.

      If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

      The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your note (other than any payment of qualified stated interest); and

•	your note’s adjusted issue price as of the beginning of the final accrual period.

      Acquisition Premium. If you purchase your note for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your note after the purchase date but is greater than the amount of your note’s adjusted issue price (as determined above under “General”), the excess is “acquisition premium.” If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount,” then you must reduce the daily portions of OID by an amount equal to:

•	the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of your note divided by:

•	the excess of the sum of all amounts payable (other than qualified stated interest) on your note after the purchase date over your note’s adjusted issue price.

      Pre-Issuance Accrued Interest. An election can be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your note is to be made within one year of your note’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

      If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

      Notes Subject to Contingencies Including Optional Redemption. Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

•	one of such schedules is significantly more likely than not to occur.

      If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

      Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or the issuer have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

•	in the case of an option or options that the issuer may exercise, the issuer will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

      If both you and the issuer hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

      If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note’s adjusted issue price on that date.

      Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under the heading “Inclusion of Original Issue Discount in Income,” with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “— Notes Purchased at a Premium”) or acquisition premium.

      If you make this election for your note, then, when you apply the constant-yield method:

•	the issue price of your note will equal your cost;

•	the issue date of your note will be the date you acquired it; and

•	no payments on your note will be treated as payments of qualified stated interest.

      Generally, this election will apply only to the note for which you make it; however, if the note for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you own as of the beginning of the taxable year in which you acquire the note for which you made this election or which you acquire thereafter. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or thereafter acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

      Variable Rate Notes. Your note will be a variable rate note if your note’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

•	0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments;

and your note provides for stated interest, compounded or paid at least annually, only at:

(1)	one or more qualified floating rates;

(2)	a single fixed rate and one or more qualified floating rates;

(3)	a single objective rate; or

(4)	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your note will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated, or

•	the rate is equal to such a rate multiplied by either:

(1)	a fixed multiple that is greater than 0.65 but not more than 1.35; or

(2)	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate,

and the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

      If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

      Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

      Your note will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

      Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note’s term.

      An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

      Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

      Commercial paper rate notes, Prime rate notes, LIBOR notes, Treasury rate notes, CD rate notes, CMT rate notes, Eleventh District Cost of Funds rate notes and Federal funds rate notes generally will be treated as variable rate notes under these rules.

      In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

      If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate note;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

      When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

      If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

      Short-Term Notes. In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for US federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a common trust fund, or a certain type of pass through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

      When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note’s stated redemption price at maturity.

      Foreign Currency Discount Notes. If your discount note is denominated in or determined by reference to a foreign currency, you must determine OID for any accrual period in that foreign currency, and then translate the amount of OID into US dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described above under “— Payments of Interest.” You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

      Market Discount. You will be treated as if you purchased your note, other than a short-term note, at a market discount and your note will be a market discount note if:

•	you purchase your note for less than its issue price (as determined above under “General”); and

•	your note’s stated redemption price at maturity or, in the case of a discount note, the note’s revised issue price, exceeds the price you paid for your note by at least 1/4 of 1 percent of your note’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note’s maturity.

      To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

      If your note’s stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1 percent multiplied by the number of complete years to the note’s maturity, the excess constitutes de minimis market discount, and the rules that we discuss below are not applicable to you.

      If you recognize gain on the maturity or disposition of your market discount note, you must treat it as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the note with respect to which it is made and you may not revoke it.

      If you own a market discount note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

      Notes Purchased at a Premium. If you purchase your note for an amount in excess of its principal amount, other than payments of qualified stated interest, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable, based on your note’s yield to maturity, to that year. If your note is denominated in or determined by reference to a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. At the time your bond premium offsets your interest income, gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments, the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Service. See also “Original Issue Discount — Election to Treat All Interest as Original Issue Discount.”

      Purchase, Sale and Retirement of the Notes. Your tax basis in your note will generally be the US dollar cost (as defined below) of your note, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your note; and then

•	subtracting the amount of any payments on your note that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your note.

      If you purchase your note with a foreign currency, the US dollar cost of your note will generally be the US dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the US dollar cost of your note will be the US dollar value of the purchase price on the settlement date of your purchase.

      You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the US dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the US dollar value of the foreign currency on the settlement date of the sale.

      You will recognize capital gain or loss when you sell or retire your note, except to the extent:

•	described above under “Original Issue Discount — Short-Term Notes” or “Market Discount”;

•	attributable to accrued but unpaid interest;

•	the rules governing contingent payment obligations apply; or

•	attributable to changes in exchange rates as described in the next paragraph.

      Capital gain of a noncorporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

      You must treat a portion of the gain or loss that you recognize on the sale or retirement of a note as United States source ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

      Exchange of Amounts in Other Than US Dollars. If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its US dollar value when the interest is received or at the time of the sale or retirement (or the settlement date if your note is traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer that so elects). If you purchase foreign currency, you generally will have a tax basis equal to the US dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for US dollars, any gain or loss recognized generally will be ordinary income or loss.

      Indexed Notes. The applicable prospectus supplement or pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations and that are not subject to the rules governing variable rate notes.

United States Alien Holders (KfW Finance)

      This section describes the tax consequences to a “United States alien holder” of notes issued by KfW Finance. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

      If you are a United States holder of notes issued by KfW Finance, this section does not apply to you.

      This discussion assumes that the note is not subject to the rules of Section 871(h)(4)(A) of the Code, which relates to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

      Under US federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

•	KfW Finance and its paying agents will not be required to deduct US withholding tax from payments of principal, premium, if any, interest, including OID, and any additional amounts to you if, in the case of interest and additional amounts,

(1)	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of KfW Finance entitled to vote;

(2)	you are not a controlled foreign corporation that is related to KfW Finance through stock ownership; and

(3)	the US payor does not have actual knowledge or reason to know that you are a United States person and

(a)	you have furnished to the US payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person;

(b)	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the US payor documentation that establishes your identity and your status as a non-United States person;

(c)	the US payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

(i)	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

(ii)	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

(iii)	a US branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or US branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with US Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

(d)	the US payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

(i)	certifying to the US payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

(ii)	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

(e)	the US payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with US Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

      Further, a note held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for US federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of KfW Finance entitled to vote at the time of death; and

•	the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

United States Alien Holders (KfW)

      This section describes the tax consequences to a United States alien holder of notes issued by KfW. If you are a United States holder of notes issued by KfW, this section does not apply to you.

      Payments of Interest. Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a note is exempt from US federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you have an office or other fixed place of business in the United States to which the interest is attributable; and

•	you derive the interest in the active conduct of a banking, financing or similar business within the United States.

      Purchase, Sale, Retirement and Other Disposition of the Notes. You generally will not be subject to US federal income tax on gain realized on the sale, exchange or retirement of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

      For purposes of the US federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

      United States taxpayers are required to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the notes are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the notes in connection with a U.S. trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Backup Withholding and Information Reporting (KfW Finance)

      This section describes the backup withholding and information reporting relating to holders of notes issued by KfW Finance.

      United States Holders. In general, if you are a noncorporate United States holder, KfW Finance and other payors may be required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, and the accrual of OID on a discount note. In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

      United States Alien Holders. In general, if you are a United States alien holder, payments of principal, premium and interest (including OID) made by KfW Finance and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “United States Alien Holders (KfW Finance)” are satisfied or you otherwise establish an exemption. However, KfW Finance and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

(1)	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person; or

(2)	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with US Treasury regulations, or

•	you otherwise establish an exemption.

      If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

      In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in US Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker are met or you otherwise establish an exemption.

      In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

(1)	one or more of its partners are “US persons,” as defined in US Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

(2)	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

Backup Withholding and Information Reporting (KfW)

      This section describes the backup withholding and information reporting requirements regarding holders of notes issued by KfW.

      United States Holders. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal, premium and interest (including OID) on a note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States; and

•	the payment of proceeds from the sale of a note effected at a United States office of a broker.

      Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

      United States Alien Holders. If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal, premium and interest (including OID) made to you outside the United States by KfW or another non-United States payor; and

•	other payments of principal, premium and interest (including OID), and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

(1)	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person; or

(2)	other documentation upon which it may rely to treat the payments as made to a non- United States person in accordance with US Treasury regulations; or

•	you otherwise establish an exemption.

      Payment of the proceeds from the sale of notes issued by KfW will have the same tax treatment as payments of the proceeds from the sale of notes issued by KfW Finance described above.

PLAN OF DISTRIBUTION

      KfW and KfW Finance may each sell securities in any of two ways:

•	through underwriters or dealers; or

•	directly to one or a limited number of institutional purchasers.

      Each prospectus supplement and, if applicable, each pricing supplement with respect to securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, the price of the securities or the basis on which the price will be determined and the net proceeds to KfW or KfW Finance, as the case may be, from the sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

      If underwriters are used in any sale, the underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement and, if applicable, pricing supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Under agreements entered into with KfW and KfW Finance, underwriters may be entitled to indemnification by KfW and KfW Finance against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters may be required to make in respect of those liabilities. Underwriters may engage in transactions with or perform services for KfW and KfW Finance in the ordinary course of business.

VALIDITY OF SECURITIES AND KFW GUARANTEE

      The validity of each series of securities issued by KfW will be passed upon on behalf of KfW by the legal department of KfW and on behalf of the underwriters by Hengeler Mueller Partnerschaft von Rechtsanwälten, Frankfurt am Main.

      The validity of each series of securities issued by KfW Finance will be passed upon on behalf of KfW Finance by Sullivan & Cromwell LLP, New York, New York, and on behalf of the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

      The validity of the KfW guarantee relating to the securities of such series issued by KfW Finance will be passed upon on behalf of KfW Finance by the legal department of KfW and by Sullivan & Cromwell LLP, and on behalf of the underwriters by Simpson Thacher & Bartlett LLP and Hengeler Mueller Partnerschaft von Rechtsanwälten.

      All statements in this prospectus with respect to the Guarantee of the Federal Republic have been passed upon by the legal department of KfW, and are included upon its authority.

      As to all matters of German law, Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP may rely on the opinions of the legal department of KfW and Hengeler Mueller Partnerschaft von Rechtsanwälten, respectively.

      Robert M. Thomas, Jr. and David F. Morrison, partners of Sullivan & Cromwell LLP, serve as Vice Chairman of the Board of Directors and Assistant Secretary, and as Director, Vice President and Assistant Secretary, respectively, of KfW Finance.

LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC

      The Federal Republic will not waive any immunity from jurisdiction in the United States for any purpose. The Federal Republic is, however, subject to suit in competent courts in Germany. The United States Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the United States federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a United States state or federal court may not be enforceable in a German court if based on jurisdiction based on the United States Foreign Sovereign Immunities Act or if based on the United States federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the State is not subject to attachment or to seizure.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST KFW

      KfW is located in Germany and the members of the Board of Managing Directors and the Board of Supervisory Directors, as well as the experts and governmental officials referred to in this prospectus, are non-residents of the United States, and all or a substantial portion of the assets of KfW and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of United States courts against those persons, including judgments predicated upon civil liabilities under the United States securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in German courts of judgments of United States courts including judgments imposing liabilities predicated upon U.S. securities laws.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

      The name and address of the authorized representative of KfW and the Federal Republic in the United States for purposes of the Securities Act of 1933 is KfW International Finance Inc., 1105 North Market Street, Suite 1300, Wilmington, Delaware 19899, USA.

OFFICIAL STATEMENTS AND DOCUMENTS

      The information set forth in this prospectus or incorporated in this prospectus by reference relating to the Federal Republic is stated by Heinjörg Herrmann in his official capacity as Ministerialrat in the Federal Ministry of Finance. The documents referred to in the information incorporated in this prospectus by reference relating to the Federal Republic as being the sources of financial or statistical data set forth in that information are in all cases official public documents of the Federal Republic or its agencies, with the exception of the International Financial Statistics of the International Monetary Fund, the Annual Report of the European Investment Bank and documents released by the European Union on its official website, which are official public documents of these international organizations.

KfW, Frankfurt/Main, Federal Republic of Germany

$5,000,000,000

Medium-Term Notes

Due Nine Months or More
From Date of Issue

Prospectus Supplement

Merrill Lynch & Co.

Goldman, Sachs & Co.
Lehman Brothers

January 5, 2006